UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2010 (September 21, 2010)

Penn Virginia GP Holdings, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33171	20-5116532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Radnor Corporate Center, Suite 500 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement and Plan of Merger

On September 21, 2010, Penn Virginia GP Holdings, L.P. (the “Partnership”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, Penn Virginia Resource Partners, L.P. (“PVR”), their respective general partners and PVR Radnor, LLC (“Merger Sub”), a wholly owned subsidiary of PVR, pursuant to which the Partnership and its general partner will be merged into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). In the transaction, Partnership unitholders will receive consideration of 0.98 common units in PVR for each common unit in the Partnership representing aggregate consideration of approximately 38.3 million common units in PVR. Pursuant to the Merger Agreement and the Fourth Amended and Restated Agreement of Limited Partnership of PVR (substantially in the form attached as Annex A to the Merger Agreement), the incentive distribution rights held by the general partner of PVR will be extinguished, the 2.0% general partner interest in PVR held by PVR’s general partner will be converted into a noneconomic interest and approximately 19.6 million common units in PVR owned by the Partnership will be cancelled.

The terms of the Merger Agreement were unanimously approved by the conflicts committee, comprised of independent directors, of the board of directors of the Partnership’s general partner, by the board of directors of the Partnership’s general partner, by the conflicts committee, comprised of independent directors, of the board of directors of PVR’s general partner, and by the board of directors of PVR’s general partner (in each case with the chief executive officer of each general partner recusing himself from the board of directors approvals).

Pursuant to the Merger Agreement, the Partnership agreed to support the merger by, among other things, voting its PVR common units in favor of the Merger and against any transaction that, among other things, would materially delay or prevent the consummation of the Merger. The agreement to support automatically terminates if the conflicts committee of the board of directors or the board of directors of the general partner of the Partnership changes its recommendation to the Partnership’s unitholders with respect to the Merger or the conflicts committee of the board of directors or the board of directors of the general partner of PVR changes its recommendation to PVR’s unitholders with respect to the Merger.

After the Merger, the board of directors of PVR’s general partner is expected to consist of nine members, six of whom are expected to be the existing members of the board and three of whom are expected to be the three existing members of the conflicts committee of the board of directors of the Partnership’s general partner.

The Merger Agreement provides that the Partnership is subject to a “no-solicitation” covenant, which restricts its ability to (i) knowingly initiate, solicit or encourage the submission of competing proposals or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information, with respect to any competing proposal. The no-solicitation restriction does not prohibit discussions or negotiations with any party that submits an unsolicited written acquisition proposal that did not result from a knowing and intentional breach by the Partnership of the no-solicitation covenant if the conflicts committee of the board of directors or the board of directors of the general partner of the Partnership determines in good faith, after consultation with its outside legal counsel and financial advisors (i) that the acquisition proposal constitutes or is likely to result in a “Superior Proposal” as defined in the Merger Agreement and (ii) that failure to take such action would be inconsistent with its fiduciary duties under the partnership agreement of the Partnership and applicable law.

The Partnership may terminate the Merger Agreement prior to obtaining its unitholders’ approval in the event that the conflicts committee of the board of directors or the board of directors of its general partner makes a change in recommendation to its unitholders and the Partnership has not breached the no-solicitation covenant, in which event the Partnership would be required to pay a termination fee of $18 million to PVR. The Partnership may terminate the Merger Agreement if the conflicts committee of the board of directors or the board of directors of PVR’s general partner changes its recommendation to PVR’s unitholders, in which event PVR would be required to pay a termination fee of $18 million to the Partnership. In addition, the Partnership may be required to pay a termination fee of $18 million to PVR if it consummates a business combination transaction within 12 months after termination of the Merger Agreement and certain other conditions are met. The Partnership will not participate in any distribution from PVR on its PVR interests relating to any termination fee that PVR receives. PVR may terminate the Merger Agreement if the conflicts committee of the board of directors or the board of directors of the general partner of the Partnership changes its recommendation to PVR’s unitholders, in which event the Partnership would be required to pay a termination fee of $18 million to PVR. PVR may terminate the Merger Agreement prior to obtaining its unitholders’ approval in the event that the conflicts committee of the board of directors or the board of directors of its general partner makes a change in recommendation to its unitholders, in which event PVR would be required to pay a termination fee of $18 million to the Partnership.

Subject to certain restrictions and conditions, either the Partnership or PVR may terminate the Merger Agreement, if (i) the Merger has not been consummated on or before March 31, 2011, (ii) the Partnership or PVR breaches certain representations, warranties, covenants or other agreements contained in the Merger Agreement, (iii) a regulatory authority has permanently restrained, enjoined or otherwise prohibited the consummation of the merger or made the merger illegal or (iv) the Partnership or PVR fails to obtain the necessary approval of the holders of the Partnership’s common units or PVR’s common units, respectively. Upon such termination (in the case of clauses (ii) and (iv) above), the Partnership or PVR may be obligated to pay up to $6 million of the expenses of the other party. Subject to certain restrictions or conditions, the Partnership or PVR may terminate the Merger Agreement if, as a result of a change in U.S. tax law, the exchange of the Partnership’s common units for PVR common units could materially increase the tax amount of U.S. federal income tax due from holders of the Partnership’s or PVR’s common units, respectively. In addition, the Merger Agreement may be terminated by the mutual consent of the Partnership and PVR.

The Merger Agreement is subject to customary closing conditions including, among other things, (i) approval by the affirmative vote of the holders of a majority of the Partnership’s common units outstanding and entitled to vote at a meeting of the holders of the Partnership’s common units, (ii) approval by the affirmative vote of the holders of a majority of PVR’s common units outstanding and entitled to vote at a meeting of the holders of PVR’s common units, (iii) receipt of applicable regulatory approvals, (iv) the effectiveness of a registration statement on Form S-4 with respect to the issuance of PVR’s common units in connection with the Merger, (v) receipt of certain tax opinions, (vi) approval for listing PVR’s common units to be issued in connection with the Merger on the New York Stock Exchange and (vii) the execution of PVR’s Fourth Amended and Restated Agreement of Limited Partnership substantially in the form attached as Annex A to the Merger Agreement.

Cautionary Statements

The Partnership and PVR will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”) in relation to the merger. Investors are urged to read these documents carefully when they become available because they will contain important information regarding the Partnership, PVR, and the transaction. A definitive joint proxy statement/prospectus will be sent to unitholders of the Partnership and PVR seeking their approvals as contemplated by the Merger Agreement. Once available, investors may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about the Partnership and PVR, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at (610) 975-8204 or invest@pvrpartners.com, or by accessing www.pvgholdings.com or www.pvresource.com.

The Partnership, PVR, and the officers and directors of the general partner of each partnership may be deemed to be participants in the solicitation of proxies from their security holders. Information about these entities and persons can be found in the Partnership’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2009. Additional information about such entities and persons may also be obtained from the joint proxy statement/prospectus when it becomes available.

ITEM 7.01.	REGULATION FD DISCLOSURE

On September 21, 2010, the Partnership and PVR issued a Press Release regarding the Merger Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated September 21, 2010, by and among Penn Virginia Resource Partners, L.P., Penn Virginia Resource GP, LLC, Penn Virginia GP Holdings, L.P., PVG GP, LLC, and PVR Radnor, LLC, a subsidiary of the Partnership.

99.1	Press release of Penn Virginia Resource Partners, L.P. and Penn Virginia GP Holdings, L.P. issued September 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC, its General Partner

	By:	/s/ William H. Shea, Jr.
	Name:	William H. Shea, Jr.
	Title:	Chief Executive Officer

Dated: September 22, 2010

EXHIBIT INDEX

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated September 21, 2010, by and among Penn Virginia Resource Partners, L.P., Penn Virginia Resource GP, LLC, Penn Virginia GP Holdings, L.P., PVG GP, LLC, and PVR Radnor, LLC, a subsidiary of the Partnership.

99.1	Press release of Penn Virginia Resource Partners, L.P. and Penn Virginia GP Holdings, L.P. issued September 21, 2010.

5